Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2021 Second Quarter Results

Acquires Telerob GmbH, a leading German robotics company, to expand product offering and customer base

SIMI VALLEY, Calif., December 8, 2020 — AeroVironment, Inc. (NASDAQ: AVAV), a global leader in unmanned aircraft systems (UAS), today reported financial results for its second quarter ended October 31, 2020.

“Our team produced second quarter revenue of $92.7 million, an increase of 11 percent over last year, despite the unprecedented challenges from the COVID-19 pandemic” said Wahid Nawabi, AeroVironment president and chief executive officer. “Second quarter earnings per diluted share of $0.09 declined compared to last year, primarily from our HAPSMobile Inc. joint venture’s impairment of its investment in Loon LLC. Non-GAAP earnings per diluted share of $0.48 increased by $0.14 over last year, reflecting the continued strength of our team and our business. In addition, we achieved major milestones this quarter, including the successful stratospheric flight of the solar HAPS Sunglider and its demonstration of broadband connectivity, the introduction of our Switchblade family of loitering missile systems and our larger Switchblade 600, and continued leadership in the global small UAS market. With strong momentum underway, we are confident in our ability to build on our strong foundation and extend our record of financial and operational growth and success.”

Telerob Acquisition

AeroVironment today also announced the acquisition of Telerob, a leading German robotics company, for approximately $45.4 million in cash plus a three-year, milestone-based earn-out of up to $7.3 million and the payoff of $9.4 million in debt at closing. The Company expects the acquisition to be accretive to non-GAAP EPS in fiscal 2022 (excluding intangible amortization and integration costs). Upon closing, Telerob will operate as a wholly-owned subsidiary of AeroVironment. The acquisition remains subject to German government clearance and is expected to close by Spring 2021.

“Acquiring Telerob, a leader in ground robotic solutions, gives us the opportunity to offer a broader portfolio of highly complementary robotic solutions to a larger set of global customers. We have already submitted a joint proposal for a multi-year United States Air Force robotics program and have also identified multiple U.S. and international opportunities that we plan to pursue in the future. This acquisition supports our goal of transforming AeroVironment into a global leader in intelligent, multi-domain robotic solutions for defense and commercial customers. Telerob’s ground robotics solutions and global footprint will enhance our offering and customer base, levering our strong financial foundation and positioning us to continue creating long-term shareholder value,” Mr. Nawabi added.

FISCAL 2021 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2021 was $92.7 million, an increase of 11% from the second quarter of fiscal 2020 revenue of $83.3 million. The increase in revenue was due to an increase in product sales of $8.1 million and an increase in service revenue of $1.3 million.

Gross margin for the second quarter of fiscal 2021 was $40.9 million, an increase of 16% from the second quarter of fiscal 2020 gross margin of $35.2 million. The increase in gross margin was primarily due to an increase in product margin of $4.7 million and an increase in service margin of $1.0 million. As a percentage of revenue, gross margin increased to 44% from 42%. The increase in gross margin percentage was primarily due to an increase in the proportion of product sales to total revenue and a favorable mix.

Income from operations for the second quarter of fiscal 2021 was $13.9 million, an increase of $5.8 million from the second quarter of fiscal 2020 of $8.1 million. The increase in income from operations was primarily a result of an increase in gross margin of $5.7 million and a decrease in selling, general and administrative (“SG&A”) expense of $1.3 million, partially offset by an increase in research and development (“R&D”) expense of $1.1 million.

Other income, net, for the second quarter of fiscal 2021 was $0.2 million, as compared to $1.4 million for the second quarter of fiscal 2020. The decrease in other income, net was primarily due to a decrease in interest income resulting from a decrease in the average interest rate earned on our investment portfolio.

Provision for income taxes for the second quarter of fiscal 2021 was $2.5 million, as compared to $1.1 million for the second quarter of fiscal 2020. The increase in provision for income taxes was primarily due to the increase in income before income taxes combined with an increase in the projected fiscal year 2021 effective tax rate.

Equity method investment loss, net of tax, for the second quarter of fiscal 2021 was $9.5 million, as compared to $0.9 million for the second quarter of fiscal 2020. Equity method investment loss, net of tax, for the second quarter of fiscal 2021 included a loss of $8.4 million for our proportionate share of the HAPSMobile Inc. joint venture’s impairment of its investment in Loon LLC.

Net income attributable to AeroVironment for the second quarter of fiscal 2021 was $2.1 million, as compared to $7.5 million for the second quarter of fiscal 2020. The second quarter of fiscal 2021 included the impairment loss of $8.4 million related to HAPSMobile Inc.’s investment in Loon LLC.

Earnings per diluted share attributable to AeroVironment for the second quarter of fiscal 2021 was $0.09, as compared to $0.31 for the second quarter of fiscal 2020. The second quarter of fiscal 2021 included the impairment loss of $8.4 million related to HAPSMobile Inc.’s investment in Loon LLC.

Non-GAAP earnings per diluted share was $0.48 for the second quarter of fiscal 2021, as compared to $0.34 for the second quarter of fiscal 2020.

FISCAL 2021 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2021 was $180.1 million, an increase of 6% from the first six months of fiscal 2020 revenue of $170.2 million. The increase in revenue was due to an increase in service revenue of $9.2 million and an increase in product sales of $0.7 million.

Gross margin for the first six months of fiscal 2021 of $76.3 million was consistent with the first six months of fiscal 2020. Gross margin for the first six months of fiscal 2021 reflected a decrease in product margin of $4.4 million, partially offset by an increase in service margin of $4.2 million. As a percentage of revenue, gross margin decreased to 42% from 45%. The decrease in gross margin percentage was primarily due to a decrease in the proportion of product revenue to total revenue and an unfavorable product mix.

Income from continuing operations for the first six months of fiscal 2021 was $26.2 million, a decrease from the first six months of fiscal 2020 of $26.9 million. The decrease in income from continuing operations was primarily a result of an increase in R&D expense of $3.5 million, partially offset by a decrease in SG&A expense of $2.9 million.

Other income, net, for the first six months of fiscal 2021 was $0.4 million, as compared to other income, net of $3.1 million for the first six months of fiscal 2020. The decrease in other income, net was primarily due to a decrease in interest income resulting from a decrease in the average interest rate earned on our investment portfolio.

Provision for income taxes for the first six months of fiscal 2021 was $3.7 million, as compared to provision for income taxes of $3.2 million for the first six months of fiscal 2020. The increase in provision for income taxes was primarily due to an increase in the projected fiscal year 2021 effective tax rate.

Equity method investment loss, net of tax, for the first six months of fiscal 2021 was $10.8 million, as compared to $2.2 million for the first six months of fiscal 2020. Equity method investment loss, net of tax, for the first six months of fiscal 2021 included a loss of $8.4 million for our proportionate share of the HAPSMobile Inc. joint venture’s impairment of its investment in Loon LLC.

Net income attributable to AeroVironment for the first six months of fiscal 2021 was $12.2 million, a decrease from the first six months of fiscal 2020 net income attributable to AeroVironment of $24.6 million. The first six months of fiscal 2021 included the impairment loss of $8.4 million related to HAPSMobile Inc.’s investment in Loon LLC.

Earnings per diluted share attributable to AeroVironment for the first six months of fiscal 2021 was $0.50, as compared to the first six months of fiscal 2020 of $1.02. The first six months of fiscal 2021 included the impairment loss of $8.4 million related to HAPSMobile Inc.’s investment in Loon LLC.

Non-GAAP earnings per diluted share was $0.91 for the first six months of fiscal 2021, as compared to $1.08 for the first six months of fiscal 2020.

BACKLOG

As of October 31, 2020, funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $130.6 million, as compared to $208.1 million as of April 30, 2020.

FISCAL 2021 — OUTLOOK FOR THE FULL YEAR

For fiscal 2021, the Company continues to expect to generate revenue between $390 million and $410 million, operating margin of between 12% and 12.5%, and now expects revised earnings per diluted share of $1.28 to $1.48. This financial guidance assumes approximately 7% ownership of the HAPSMobile joint venture. The Company expects non-GAAP earnings per diluted share, which excludes the HAPSMobile Inc. impairment of its investment in Loon LLC, amortization of acquired intangible assets and acquisition-related expenses, to be between $1.74 and $1.94. This forecast earnings per diluted share does not include estimated results of operations, future acquisition-related expenses or amortization of intangible assets for the acquisition of Telerob as the timing of government clearance and close date is uncertain.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL AND PRESENTATION

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, December 8, 2020, at 1:30 pm Pacific Time that will be webcast live. Wahid Nawabi, president and chief executive officer, Kevin P. McDonnell, chief financial officer and Steven A. Gitlin, chief marketing officer and vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call by using the following telephone numbers, (877) 561-2749 (U.S.) or (678) 809-1029 (international) and providing the conference ID 4045199 five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

A supplementary investor presentation for the second fiscal quarter 2021 can be accessed at https://investor.avinc.com/events-and-presentations.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, December 8, 2020, at approximately 4:30 p.m. Pacific Time through December 15, 2020, at 4:30 p.m. Pacific Time. Dial (855) 859-2056 (U.S.) or (404) 537-3406 (international) and provide the conference ID 4045199.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides technology solutions at the intersection of robotics, sensors, software analytics and connectivity that deliver more actionable intelligence so you can proceed with certainty. Celebrating 50 years of innovation, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information, visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to successfully consummate the transactions contemplated by the agreement to purchase Telerob on a timely basis, if at all, including the satisfaction of the closing conditions of such transactions; the risk that disruptions will occur from the transactions that will harm our business; any disruptions or threatened disruptions to our relationships with our distributors, suppliers, customers and employees; the ability to timely and sufficiently integrate international operations into our ongoing business and compliance programs; reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. Government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; risk of litigation, including but not limited to pending litigation arising from the sale of our EES business; product liability, infringement and other claims; changes in the regulatory environment; the impact of the outbreak related to the strain of coronavirus known as COVID-19 on our business operations; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains a non-GAAP financial measure. See in the financial tables below the calculation of this measure, the reasons why we believe this measure provides useful information to investors, and a reconciliation of this measure to the most directly comparable GAAP measures.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 31,	October 26,	October 31,	October 26,
	2020	2019	2020	2019
Revenue:
Product sales	$65,528	$57,386	$123,885	$123,225
Contract services	27,137	25,885	56,230	46,957
	92,665	83,271	180,115	170,182
Cost of sales:
Product sales	34,209	30,802	66,293	61,210
Contract services	17,605	17,303	37,560	32,534
	51,814	48,105	103,853	93,744
Gross margin:
Product sales	31,319	26,584	57,592	62,015
Contract services	9,532	8,582	18,670	14,423
	40,851	35,166	76,262	76,438
Selling, general and administrative	14,977	16,255	26,988	29,923
Research and development	11,976	10,858	23,079	19,567
Income from operations	13,898	8,053	26,195	26,948
Other income:
Interest income, net	115	1,266	323	2,595
Other income, net	72	157	105	512
Income before income taxes	14,085	9,476	26,623	30,055
Provision for income taxes	2,491	1,108	3,698	3,241
Equity method investment loss, net of tax	(9,522)	(863)	(10,810)	(2,210)
Net income	2,072	7,505	12,115	24,604
Net loss (income) attributable to noncontrolling interest	22	(4)	59	7
Net income attributable to AeroVironment, Inc.	$2,094	$7,501	$12,174	$24,611
Net income per share attributable to AeroVironment, Inc.
Basic	$0.09	$0.32	$0.51	$1.04
Diluted	$0.09	$0.31	$0.50	$1.02
Weighted-average shares outstanding:
Basic	23,936,950	23,804,364	23,914,737	23,775,355
Diluted	24,196,912	24,061,810	24,190,316	24,063,775

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	October 31,	April 30,
	2020	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$280,099	$255,142
Short-term investments	67,137	47,507
Accounts receivable, net of allowance for doubtful accounts of $561 at October 31, 2020 and $1,190 at April 30, 2020	30,701	73,660
Unbilled receivables and retentions	70,573	75,837
Inventories	51,779	45,535
Prepaid expenses and other current assets	7,310	6,246
Total current assets	507,599	503,927
Long-term investments	20,976	15,030
Property and equipment, net	22,868	21,694
Operating lease right-of-use assets	12,363	8,793
Deferred income taxes	5,546	4,928
Intangibles, net	12,213	13,637
Goodwill	6,340	6,340
Other assets	102	10,605
Total assets	$588,007	$584,954
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,225	$19,859
Wages and related accruals	18,737	23,972
Customer advances	2,957	7,899
Current operating lease liabilities	4,030	3,380
Income taxes payable	3,018	1,065
Other current liabilities	10,511	10,778
Total current liabilities	53,478	66,953
Non-current operating lease liabilities	9,422	6,833
Other non-current liabilities	243	250
Liability for uncertain tax positions	1,017	1,017
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at October 31, 2020 and April 30, 2020	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—24,103,980 shares at October 31, 2020 and 24,063,639 shares at April 30, 2020	2	2
Additional paid-in capital	183,298	181,481
Accumulated other comprehensive income	342	328
Retained earnings	340,264	328,090
Total AeroVironment, Inc. stockholders’ equity	523,906	509,901
Noncontrolling interest	(59)	—
Total equity	523,847	509,901
Total liabilities and stockholders’ equity	$588,007	$584,954

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	October 31,	October 26,
	2020	2019
Operating activities
Net income	$12,115	$24,604
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,693	4,486
Losses from equity method investments	10,810	2,210
Realized gain from sale of available-for-sale investments	(11)	—
Provision for doubtful accounts	(156)	14
Other non-cash (income) expense	(473)	81
Non-cash lease expense	2,393	2,255
Loss on foreign currency transactions	2	1
Deferred income taxes	(621)	(669)
Stock-based compensation	3,509	2,984
Loss (gain) on sale of property and equipment	2	(75)
Amortization of debt securities	(12)	(984)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	43,115	(9,400)
Unbilled receivables and retentions	5,264	(9,350)
Inventories	(6,244)	1,621
Income tax receivable	—	821
Prepaid expenses and other assets	(1,029)	(1,051)
Accounts payable	(5,028)	(5,046)
Other liabilities	(10,736)	(4,583)
Net cash provided by operating activities	58,593	7,919
Investing activities
Acquisition of property and equipment	(6,052)	(6,850)
Equity method investments	(1,173)	(4,569)
Business acquisition, net of cash acquired	—	(18,641)
Proceeds from sale of property and equipment	—	81
Redemptions of held-to-maturity investments	—	159,839
Purchases of held-to-maturity investments	—	(169,148)
Redemptions of available-for-sale investments	92,226	—
Purchases of available-for-sale investments	(116,945)	(4,947)
Net cash used in investing activities	(31,944)	(44,235)
Financing activities
Tax withholding payment related to net settlement of equity awards	(1,778)	(743)
Exercise of stock options	86	93
Net cash used in financing activities	(1,692)	(650)
Net increase (decrease) in cash, cash equivalents, and restricted cash	24,957	(36,966)
Cash, cash equivalents and restricted cash at beginning of period	255,142	172,708
Cash, cash equivalents and restricted cash at end of period	$280,099	$135,742
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$2,364	$518
Non-cash activities
Unrealized loss on available-for-sale investments, net of deferred tax (expense) benefit of ($3) and $1 for the three and six months ended October 31, 2020, respectively	$61	$—
Change in foreign currency translation adjustments	$75	$179
Acquisitions of property and equipment included in accounts payable	$818	$761

AeroVironment, Inc.

Reconciliation of non-GAAP Earnings per Diluted Share (Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	October 31, 2020	October 26, 2019	October 31, 2020	October 26, 2019

Earnings per diluted share	$0.09	$0.31	$0.50	$1.02
Acquisition-related expenses	0.02	0.01	0.02	0.02
Amortization of acquired intangible assets	0.02	0.02	0.04	0.04
HAPSMobile Inc. JV impairment of investment in Loon LLC	0.35	—	0.35	—
Earnings per diluted share as adjusted (Non-GAAP)	$0.48	0.34	$0.91	$1.08

Reconciliation of Forecast Earnings per Diluted Share (Unaudited)

Fiscal year ending
April 30, 2021
Forecast earnings per diluted share	$1.28 - 1.48
Acquisition-related expenses	0.02
Amortization of acquired intangible assets	0.09
HAPSMobile Inc. JV impairment of investment in Loon LLC	0.35
Forecast earnings per diluted share as adjusted (Non-GAAP)	$1.74 - 1.94

Statement Regarding Non-GAAP Measures

The non-GAAP measure set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that this measure provides useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measure, help our investors to understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. In addition, management uses this non-GAAP measure to measure our operating and financial performance.

We exclude the acquisition-related expenses, amortization of acquisition-related intangible assets and one-time non-operating items because we believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization will recur in future periods until such intangible assets have been fully amortized.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (805) 520-8350

ir@avinc.com